Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Chambers Street Properties’ Registration Statement No. 333-192137 on Form S-3 and in Registration Statement No. 333-189694 on Form S-8 of our report dated March 30, 2015, relating to the consolidated financial statements and financial statement schedule of Goodman Princeton Holdings (Lux) S.à.r.l. and subsidiaries as of and for the year ended December 31, 2014 appearing in this Annual Report on Form 10-K/A of Chambers Street Properties for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, CA
March 30, 2015